SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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Investors Title Company
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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121 North Columbia Street, Chapel Hill, North Carolina 27514 (919) 968-2200

April 14, 2014

Dear Shareholders:

     You are cordially invited to attend the Annual Meeting of Shareholders of Investors Title Company to be held at The Siena Hotel, 1505 East Franklin Street, Chapel Hill, North Carolina Wednesday, May 21, 2014 at 11:00 a.m. EDT.

     The Annual Meeting will begin with a review of the activities of the Company for the past year and a report on current operations during the first quarter of 2014, followed by discussion and voting on the matters set forth in the accompanying Notice of Annual Meeting and Proxy Statement.

     Whether or not you plan to attend the meeting, I urge you to review the Proxy Statement and vote as soon as possible to ensure that your shares are represented at the meeting. The Proxy Statement explains more about proxy voting, so please read it carefully.

Cordially,

J. Allen Fine
Chief Executive Officer

121 North Columbia Street, Chapel Hill, North Carolina 27514
(919) 968-2200

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 21, 2014

     The Annual Meeting of the Shareholders of Investors Title Company will be held at The Siena Hotel, 1505 East Franklin Street, Chapel Hill, North Carolina, on Wednesday, May 21, 2014 at 11:00 a.m. EDT, for the following purposes:

(1)	To elect the three directors nominated by the Board of Directors for three-year terms or until their successors are elected and qualified;

(2)	To ratify the appointment of Dixon Hughes Goodman LLP as the Company’s independent registered public accounting firm for 2014; and

(3)	To consider any other business that may properly come before the meeting.

     Shareholders of record of Common Stock of the Company at the close of business on April 2, 2014 are entitled to notice of and to vote at the meeting and any adjournments or postponements thereof.

By Order of the Board of Directors:

W. Morris Fine
Secretary
April 14, 2014

IMPORTANT – Please vote by Internet or mail as soon as possible so your shares will be voted promptly, even if you plan to attend the meeting in person. Additional information about voting is included in the accompanying Proxy Statement and on your proxy card.

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS OF
INVESTORS TITLE COMPANY
To Be Held on May 21, 2014

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Investors Title Company (the “Company”) of proxies to be voted at the Annual Shareholders’ Meeting to be held at The Siena Hotel, 1505 East Franklin Street, Chapel Hill, North Carolina, on May 21, 2014 at 11:00 a.m. EDT, and at all adjournments or postponements thereof. Shareholders of record at the close of business on April 2, 2014 are entitled to notice of and to vote at the meeting and any adjournments or postponements thereof.

GENERAL INFORMATION

     Proxy Solicitation by the Board of Directors. The solicitation of proxies is made on behalf of the Company’s Board of Directors and will be made either by mail or, as described below, by electronic delivery. The cost of solicitation of proxies will be borne by the Company. Copies of proxy materials and the Annual Report for 2013 will be provided to brokers, dealers, banks and voting trustees or their nominees for the purpose of soliciting proxies from the beneficial owners, and the Company will reimburse these record holders for their out-of-pocket expenses.

     Submitting and Revoking a Proxy. If you complete and submit your proxy, whether by mail or by Internet voting, the persons named as proxy holders will vote the shares represented by your proxy in accordance with your instructions. If you are a shareholder of record and submit a proxy but do not fill out the voting instructions, the persons named as proxy holders will vote your shares in the manner recommended by the Board of Directors on all matters presented in this proxy statement. In addition, if other matters are properly presented for voting at the meeting, the persons named as proxies will vote on such matters in accordance with their best judgment. The Company has not received notice of other matters that may be properly presented for voting at the meeting.

     To ensure that your vote is recorded properly, please vote your shares as soon as possible, even if you plan to attend the meeting in person.

     You may vote your shares by any of the following methods:

  By Internet. You may vote by proxy via the Internet by following the instructions on the proxy card provided.

  By mail. You may vote by proxy by signing and returning the proxy card provided.

  In person. Stockholders of record and beneficial stockholders with shares held in street name may vote in person at the meeting. If you hold shares in street name, you must also obtain a legal proxy from your broker to vote in person at the meeting.

     If you vote by Internet, please have your proxy card available. The control number appearing on your card is necessary to process your vote. An Internet vote authorizes the named proxy holders in the same manner as if you marked, signed and returned a proxy card by mail. Each proxy executed and returned by a shareholder may be revoked at any time thereafter except as to any matter or matters upon which, prior to such revocation, a vote shall have been cast pursuant to the authority conferred by such proxy. Shareholders with shares registered directly in their names may revoke their proxy by (1) sending written notice of revocation to the Corporate Secretary, P.O. Box 2687, Chapel Hill, North Carolina 27515-2687, (2) submitting a subsequent proxy or (3) voting in person at the meeting. If you plan to attend the meeting and you require directions, please call the Company at 919-968-2200. Attendance at the meeting will not by itself revoke a proxy. A shareholder wishing to change his or her vote who holds shares through a bank, brokerage firm or other nominee must contact the record holder.

     Voting Securities. On April 2, 2014, the Company had a total of 2,328,507 shares of Common Stock outstanding, its only class of issued and outstanding capital stock. Of these shares, 2,036,831 shares are entitled to one vote per share and 291,676 shares are held by a subsidiary of the Company and, pursuant to North Carolina law, are not entitled to vote. A majority of the shares entitled to vote at the meeting, represented at the meeting in person or by proxy, will constitute a quorum.

     Annual Report to Shareholders. An Annual Report of the Company for the calendar year 2013 including financial statements and the independent registered public accounting firms’ opinions, along with the Notice of Annual Meeting, Proxy Statement and proxy card, are being first mailed to the Company’s shareholders on or about April 14, 2014.

     Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on May 21, 2014. The Notice of Annual Meeting and Proxy Statement and the Company’s 2013 Annual Report (the “Proxy Materials”) are available on the Company’s website at http://www.invtitle.com/investors-proxy-materials and at www.proxyvote.com as well as online to certain shareholders that have arranged through their broker to receive the Proxy Materials electronically. Shareholders that hold their shares in a brokerage account may have the opportunity to receive future Proxy Materials electronically. Please contact your broker for information regarding the availability of this service.

     Section 16(a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Securities Exchange Act of 1934 requires directors, executive officers and all persons who beneficially own more than 10% of the Company’s securities to file reports with the Securities and Exchange Commission with respect to beneficial ownership of Company securities. Based solely upon a review of copies of the filings that the Company received with respect to the fiscal year ended December 31, 2013, or written representations from certain reporting persons, the Company believes that all reporting persons filed all reports required by Section 16(a) in a timely manner.

     General Information. A copy of the Company’s 2013 Annual Report on Form 10-K filed with the Securities and Exchange Commission, or copies of the exhibits to the Form 10-K, can be obtained without charge by contacting Investor Relations at investorrelations@invtitle.com or P.O. Box 2687, Chapel Hill, North Carolina 27515-2687.

CORPORATE GOVERNANCE

Code of Business Conduct and Ethics

     The Company has a Code of Business Conduct and Ethics that is applicable to all of the Company’s employees, officers and directors, including its Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer. This Code addresses a variety of issues, including conflicts of interest, the protection of confidential information, insider trading, and employment practices. It also requires strict compliance with all laws, rules and regulations governing the conduct of the Company’s business.

     The Code of Business Conduct and Ethics is posted in the Corporate Governance area of the Investor Relations section of the Company’s website at www.invtitle.com. The Company intends to disclose future substantive amendments to or waivers from the Code of Business Conduct and Ethics on its website within two business days after such amendment or waiver.

Shareholder Communications with Directors

     Shareholders can communicate with members of the Company’s Board of Directors in one of two ways. Shareholders may mail correspondence to the attention of the Corporate Secretary, P.O. Box 2687, Chapel Hill, North Carolina 27515-2687. Any correspondence sent via mail should clearly indicate that it is a communication intended for the Board of Directors. Shareholders may also use electronic mail to contact the Board of Directors at boardofdirectors@invtitle.com. The Corporate Secretary regularly monitors this email account. Any communication that is intended for a particular Board member or committee should clearly state the intended recipient.

     The Corporate Secretary will review all communications sent to the Board of Directors via mail and email and will forward all communications concerning Company or Board matters to the Board members within five business days of receipt. If a communication is directed to a particular Board member or committee, it will be passed on only to that member or the members of that committee. Otherwise, relevant communications will be forwarded to all Board members.

Independent Directors

     The Board of Directors has determined that the following directors and nominees for director are independent directors within the meaning of the applicable listing standards of The NASDAQ Stock Market LLC (“NASDAQ”) and the Company’s Board of Directors Independence Standards: David L. Francis, Richard M. Hutson II, R. Horace Johnson, H. Joe King, Jr., James R. Morton, and James H. Speed, Jr. The Board of Directors Independence Standards can be found on the Company’s website at www.invtitle.com/investors-independence-standards.

Executive Sessions

     Executive sessions that include only the independent members of the Board of Directors are held periodically.

Compensation Committee Interlocks and Insider Participation

     Richard M. Hutson II, James R. Morton and James H. Speed, Jr. served on the compensation committee in the fiscal year ended December 31, 2013. None of the directors who served on the compensation committee in fiscal year 2013 served as one of our employees in fiscal 2013 or has ever served as one of our officers. During fiscal year 2013, none of our executive officers served as a director or member of the compensation committee (or other committee performing similar functions) of any other entity of which an executive officer served on our board of directors or compensation committee.

Board of Directors and Committees

     During the year ended December 31, 2013, the Board of Directors held four meetings. All incumbent directors and nominees attended 75% or more of the aggregate number of meetings of the Board of Directors and committees of the Board on which they served. The Company expects each of its directors to attend the Annual Meeting of Shareholders unless an emergency prevents them from attending. All of the Board members were present at the 2013 Annual Meeting.

     The Company’s Board of Directors has a standing Audit Committee, Compensation Committee, and Nominating Committee.

     The Audit Committee. In 2013, the Audit Committee was composed of Mr. Francis, Mr. Johnson and Mr. King. The Audit Committee met thirteen times in 2013.

     The Audit Committee is directly responsible for overseeing the Company’s accounting and financial reporting processes and appointing, retaining, compensating and overseeing the Company’s independent registered public accounting firm and reviewing the scope of the annual audit proposed by the independent registered public accounting firm. In addition, the Committee reviews and approves related party transactions and periodically consults with the independent registered public accounting firm on matters relating to internal financial controls and procedures. The Committee is responsible for establishing and administering complaint procedures related to accounting and auditing matters.

     The Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which is posted on the Company’s website at www.invtitle.com/investors-committees. The Committee reviews and assesses the adequacy of the charter on an annual basis.

     The Board of Directors has determined that each member of the Company's Audit Committee is “independent” as defined under applicable NASDAQ listing standards and SEC rules. The Board of Directors has also determined that all of the current Audit Committee members—Mr. Francis, Mr. Johnson and Mr. King—are “audit committee financial experts” as defined under applicable SEC rules. See “Audit Committee Report” below for the formal report of the Audit Committee for 2013.

     The Compensation Committee. In 2013, the Compensation Committee was composed of Mr. Hutson, Mr. Morton and Mr. Speed. The Compensation Committee met three times in 2013. The Board of Directors has determined that each member of the Compensation Committee is “independent” as defined under applicable NASDAQ listing standards.

     The Compensation Committee operates under a written charter that can be found on the Company’s website at www.invtitle.com/investors-committees. The Compensation Committee reviews and assesses the adequacy of the charter on an annual basis.

     The Compensation Committee makes all compensation decisions for the Company’s executive officers and approves recommendations regarding equity awards for all of the Company’s elected officers. The Compensation Committee may not delegate these responsibilities. Decisions regarding non-equity compensation of all other officers and employees are made by the Company’s executive officers.

     The Chief Executive Officer annually reviews the performance of each of the other executive officers with respect to achievement of the Company’s objectives. Based on those reviews, the Chief Executive Officer makes recommendations with respect to compensation to the Committee. The Committee then can exercise its discretion in modifying any recommended adjustments or awards to the other executive officers based upon its evaluation of their performance as well as other aspects of our compensation objectives.

     The Committee’s review of the Chief Executive Officer’s compensation is subject to separate procedures. The Committee evaluates the Chief Executive Officer’s performance, reviews the Committee’s evaluation with him, and based on that evaluation and review, determines the amount of salary adjustment and bonus award. Consistent with the requirements of the listing standards of The NASDAQ Stock Market LLC, the Chief Executive Officer is excused from meetings of the Committee during voting deliberations regarding his compensation.

     The Committee does not currently retain or use an executive compensation consultant for determining or recommending the amount or form of executive officer compensation. In making compensation decisions, the Committee is guided by the objectives of our compensation program, the Committee’s own judgment and other information that it considers relevant. Based on the cyclical nature of the Company’s business, the Committee believes that compensation of the executive officers should not be based on fixed formulas and that the prudent use of discretion in determining compensation is generally in the best interest of the Company and its shareholders.

     See “Compensation Committee Report” below for the formal report of the Compensation Committee for 2013. Decisions regarding the compensation of the Board of Directors are made by the Board of Directors, as described under “Compensation of Directors” below.

     The Nominating Committee. In 2013, the Nominating Committee was composed of Mr. Hutson, Mr. King and Mr. Morton. The Nominating Committee met two times in 2013.

     The Nominating Committee operates under a written charter that can be found on the Company’s website at www.invtitle.com/investors-committees. The Nominating Committee reviews and assesses the adequacy of the charter on an annual basis.

     The Board of Directors has determined that each member of the Company’s Nominating Committee is “independent” as defined under applicable NASDAQ listing standards.

     The Nominating Committee is responsible for identifying, evaluating and recommending to the Board of Directors candidates for election to the Board of Directors as well as appropriate members for the Audit and Compensation Committees. A slate of nominees for director to present to the shareholders is recommended to the Board of Directors by the Nominating Committee and determined by at least a majority vote of the members of the Board of Directors whose terms do not expire during the year in which the election of directors will occur.

     The Nominating Committee considers a variety of factors before recommending a new director nominee or the continued service of existing Board members. At a minimum, the Nominating Committee believes that a director nominee must demonstrate character and integrity, have an inquiring mind, possess substantial experience at a strategy or policy setting level, demonstrate an ability to work effectively with others, possess either high-level managerial experience in a relatively complex organization or experience dealing with complex problems, have sufficient time to devote to the affairs of the Company and be free from conflicts of interest with the Company and its subsidiaries.

     Other factors the Nominating Committee considers when evaluating a potential director nominee are:

1.	Whether the candidate would assist in achieving a diverse mix of Board members, including a diversity of viewpoints, backgrounds, experiences or other demographics;

2.	The extent of the candidate’s business experience, technical expertise, and specialized skills or experience;

3.	Whether the candidate, by virtue of particular experience relevant to the Company's current or future business, will add specific value as a Board member; and

4.	Any other factors related to the ability and willingness of a candidate to serve, or an incumbent director to continue his or her service to, the Company.

     The Nominating Committee believes that a majority of the members of the Company’s Board of Directors should be independent as defined under applicable NASDAQ listing standards and, as a result, it also considers whether a potential director nominee is independent under such standards. The Committee also requires that all members of the Audit Committee be financially literate pursuant to applicable NASDAQ listing standards and that at least one member of the Audit Committee be an “audit committee financial expert” as defined under SEC rules. Therefore, the Nominating Committee considers whether a potential director nominee meets these criteria when evaluating his or her qualifications. The Nominating Committee does not have a formal policy regarding diversity, but diversity is one of the various factors the Nominating Committee may consider when considering director candidates.

     It is the policy of the Nominating Committee to consider all director candidates recommended by shareholders, provided that such recommendations are made in accordance with the procedures outlined below. The Nominating Committee evaluates such candidates in accordance with the same criteria it uses to evaluate all other director candidates.

     Any shareholder that wishes to recommend a director candidate to be considered for the 2015 Annual Meeting of Shareholders should send his or her recommendation to the attention of the Corporate Secretary, Investors Title Company, P.O. Box 2687, Chapel Hill, North Carolina 27515-2687, no later than December 15, 2014. The candidate’s name, age, business address, residential address, principal occupation, qualifications and the number of shares of Common Stock beneficially owned by the candidate must be provided with the recommendation. The shareholder must also provide a signed consent of the candidate to serve, if elected, as a director of the Company, and shall include all other information that would be required under the rules of the SEC in the proxy statement soliciting proxies for election of the director candidate.

     The Company’s Bylaws provide that nominations for election to the Board of Directors may be made at any annual meeting by any shareholder of record entitled to vote on such election. Such nominations must be submitted in writing to our Corporate Secretary at our principal office not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting, and in accordance with the procedures specified in our Bylaws. The Company or the presiding officer at the annual meeting of shareholders may refuse to accept the nomination of any person that is not submitted in compliance with such procedures.

Board Leadership Structure

     J. Allen Fine serves as both the Chairman of the Board of Directors and the CEO of Investors Title Company, and Richard M. Hutson II serves as the Lead Independent Director.

     The Board of Directors does not have a general policy regarding the separation of the roles of Chairman and CEO. Our bylaws permit these positions to be held by the same person, and the Board of Directors believes that it is in the best interests of the Company to retain flexibility in determining whether to separate or combine the roles of Chairman and CEO based on our circumstances.

     The Board has determined that it is appropriate for Mr. Fine to serve as both Chairman and CEO (1) in recognition of his status as the founder of the Company and (2) because it provides an efficient structure that permits us to present a unified vision to our constituencies.

     The Board of Directors has elected Mr. Hutson to serve as its Lead Independent Director. The duties of the Lead Independent Director include presiding at the executive sessions of the independent directors, serving as liaison between the chairman and the independent directors, approving information, meeting agendas and schedules for the board of directors, and calling meetings of the independent directors.

The Board’s Role in Risk Oversight

     Management is responsible for managing the risks that Investors Title Company faces. The Board of Directors is responsible for overseeing management’s approach to risk management. Management identifies material risks facing Investors Title Company on an ongoing basis and discusses those risks and the management of those risks with the Board of Directors or its committees, as appropriate. While the Board of Directors has ultimate responsibility for overseeing management’s approach to risk management, various committees of the Board assist it in fulfilling that responsibility. In particular, the Audit Committee assists the board in its oversight of risk management in the areas of financial reporting and internal controls.

COMPENSATION OF DIRECTORS

     Directors who are not employees of the Company receive an annual retainer for Board services of $5,000 and an attendance fee of $2,500 for each meeting of the Board of Directors attended, in addition to actual travel expenses related to the meetings. Directors receive a $750 fee for participating in a committee meeting provided that the committee meeting is held on a day other than the regularly scheduled board meeting date. The Audit

Committee Chairperson receives an additional annual retainer of $500. Directors who are employees of the Company are paid no fees or other remuneration for service on the Board or on any Board committee.

     On May 15, 2013, the date of the Company’s 2013 Annual Meeting of Shareholders, each non-employee director was granted 500 stock appreciation rights (“SARs”) under the Company’s 2009 Stock Appreciation Rights Plan with an exercise price of $71.59. Upon exercise of each SAR, a director is entitled to receive an amount (payable in shares of the Company’s common stock) equal to the difference between the closing price of the Company’s common stock on the business day immediately preceding the date of exercise and the exercise price. The number of shares paid on exercise is determined by dividing this amount by the closing price of the Company’s common stock on the business day immediately preceding the date of exercise. These SARs vest and become exercisable in four quarterly installments beginning June 30, 2013 and will expire on May 15, 2020.

     The Board of Directors makes all decisions regarding the compensation of the members of the Board of Directors. The Chief Executive Officer makes periodic recommendations regarding director compensation, and the Board of Directors may exercise its discretion in modifying any recommended compensation adjustments or awards to the directors. The Board of Directors does not use a compensation consultant for determining or recommending the amount or form of director compensation. The following table shows the compensation earned by each non-employee director for 2013:

2013 Director Compensation

	Fees
	Earned
	or Paid	Stock	Option
	In Cash	Awards	Awards	Total
Name (1)	($)	($)(2)	($)(3)	($)
David L. Francis	19,750	-	12,685	32,435
Richard M. Hutson II	15,500	-	12,685	28,185
R. Horace Johnson	19,750	-	12,685	32,435
H. Joe King, Jr.	20,250	-	12,685	32,935
James R. Morton	15,500	-	12,685	28,185
James H. Speed, Jr	15,500	-	12,685	28,185

(1)	J. Allen Fine, Chief Executive Officer and Chairman of the Board, James A. Fine, Jr., President, Chief Financial Officer and Treasurer, and W. Morris Fine, Executive Vice President and Secretary, are not included in this table as they are employees of the Company and do not receive additional compensation for their services as directors. The compensation received by Messrs. Fine, Fine, Jr. and Fine as employees of the Company is shown in the Summary Compensation Table on page 22.

(2)	The Company did not grant any stock awards in 2013. There were no stock awards outstanding at December 31, 2013 held by the directors.

(3)	The amounts shown in this column indicate the grant date fair value of SARs computed in accordance with FASB ASC Topic 718. For additional information regarding the assumptions made in calculating these amounts, see Note 7 to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013. The aggregate number of SARs outstanding at December 31, 2013 held by directors was as follows:

Outstanding
SARs at
Fiscal Year
Name	End
David L. Francis	3,375
Richard M. Hutson II	2,875
R. Horace Johnson	3,375
H. Joe King, Jr.	3,375
James R. Morton	875
James H. Speed, Jr.	1,875

The Company did not grant any options in 2013. The aggregate number of option awards outstanding at December 31, 2013 held by directors was as follows:

Outstanding
Option
Awards at
Fiscal Year
Name	End
David L. Francis	1,000
Richard M. Hutson II	0
R. Horace Johnson	500
H. Joe King, Jr.	1,000
James R. Morton	0
James H. Speed, Jr.	0

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table indicates the persons known to the Company to be the beneficial owners of more than five percent (5%) of the Company’s outstanding Common Stock as of April 2, 2014. Unless otherwise indicated, all persons named as beneficial owners of Common Stock have sole voting power and sole investment power with respect to shares indicated.

Name and Address of	Amount and Nature		Percent
Beneficial Owner	of Beneficial Ownership		of Class (1)
Markel Corporation	216,350	(2)	10.6%
4521 Highwoods Parkway, Glen Allen, Virginia 23060

J. Allen Fine	196,475	(3)	9.6%
121 N. Columbia Street, Chapel Hill, North Carolina 27514

James A. Fine, Jr.	179,295	(4)	8.8%
121 N. Columbia Street, Chapel Hill, North Carolina 27514

W. Morris Fine	178,809	(5)	8.8%
121 N. Columbia Street, Chapel Hill, North Carolina 27514

Dimensional Fund Advisors LP	150,891	(6)	7.4%
Palisades West, Building One, 6300 Bee Cave Road,
Austin, Texas 78746

(1)	The percentages are calculated based on 2,036,831 shares outstanding as of April 2, 2014 which excludes 291,676 shares held by a wholly-owned subsidiary of the Company. The shares held by the subsidiary are not entitled to vote at the Annual Shareholders’ Meeting.

(2)	The information included in the above table is based solely on Amendment No. 8 to Schedule 13G filed with the SEC on January 3, 2014. Of these shares, Markel Corporation has sole voting and investment power with respect to 213,300 shares and shared investment power with respect to 3,050 shares.

(3)	This includes 151,099 shares held by a limited liability company of which Mr. Fine is the manager and possesses sole voting and investment power with respect to such shares.

(4)	This includes 95,000 shares held by a limited partnership of which Mr. Fine is a general partner and shares joint voting and investment power over such shares with W. Morris Fine, and such shares are also reflected in W. Morris Fine’s beneficially owned shares. Additionally, this includes 515 shares held by Mr. Fine’s wife and 2,329 shares held by other family members.

(5)	This includes 95,000 shares held by a limited partnership of which Mr. Fine is a general partner and shares joint voting and investment power over such shares with James A. Fine, Jr., and such shares are also reflected in James A. Fine, Jr.’s beneficially owned shares. Additionally, this includes 470 shares held by Mr. Fine’s wife and 3,582 shares held by other family members.

(6)	The information included in the above table is based solely on Amendment No. 4 to Schedule 13G filed by Dimensional Fund Advisors LP with the SEC on February 10, 2014. The Schedule 13G/A states as follows: “Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, neither Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) possess voting and/or investment power over the securities of the Issuer that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Issuer held by the Funds. However, all securities reported in this schedule are owned by the Funds. Dimensional disclaims beneficial ownership of such securities. In addition, the filing of this Schedule 13G shall not be construed as an admission that the reporting person or any of its affiliates is the beneficial owner of any securities covered by this Schedule 13G for any other purposes than Section 13(d) of the Securities Exchange Act of 1934.

     The table below sets forth the shares of the Company’s Common Stock beneficially owned as of April 2, 2014 by each director and nominee for director, the executive officers named in the Summary Compensation Table, and all directors and executive officers as a group. Unless otherwise indicated, all persons named as beneficial owners of Common Stock have sole voting power and sole investment power with respect to shares indicated.

Name of	Amount and Nature		Percent
Beneficial Owner	of Beneficial Ownership		of Class (1)
J. Allen Fine	196,475	(2)	9.6%
James A. Fine, Jr.	179,295	(3)	8.8%
W. Morris Fine	178,809	(4)	8.8%
H. Joe King, Jr.	23,539	(5)	1.2%
James R. Morton	13,543	(6)	*
R. Horace Johnson	4,785	(7)	*
Richard M. Hutson II	4,146	(8)	*
David L. Francis	7,689	(9)	*
James H. Speed, Jr.	2,000	(10)	*
All Directors, Nominees for Director, and
Executive Officers as a Group
(9 persons)	515,281	(11)	25.3%

*Represents less than 1%

(1)	The percentages are calculated based on 2,036,831 shares outstanding as of April 2, 2014, which excludes 291,676 outstanding shares held by a subsidiary of the Company. The shares held by the subsidiary are not entitled to vote at the Annual Shareholders’ Meeting.

(2)	This includes 151,099 shares held by a limited liability company of which Mr. Fine is the manager and possesses sole voting and investment power with respect to such shares.

(3)	This includes 95,000 shares held by a limited partnership of which Mr. Fine is a general partner and shares joint voting and investment power over such shares with W. Morris Fine, and such shares are also reflected in W. Morris Fine’s beneficially owned shares. Additionally, this includes 515 shares held by Mr. Fine’s wife and 2,329 shares held by other family members.

(4)	This includes 95,000 shares held by a limited partnership of which Mr. Fine is a general partner and shares joint voting and investment power over such shares with James A. Fine, Jr., and such shares are also reflected in James A. Fine, Jr.’s beneficially owned shares. Additionally, this includes 470 shares held by Mr. Fine’s wife and 3,582 shares held by other family members.

(5)	This total includes 4,500 shares of Common Stock that Mr. King has the right to purchase under stock options and stock appreciation rights that are presently exercisable or are exercisable within 60 days of April 2, 2014 as well as 1,000 shares held by his wife.

(6)	This total includes 1,000 shares of Common Stock that Mr. Morton has the right to purchase under stock appreciation rights that are presently exercisable or are exercisable within 60 days of April 2, 2014.

(7)	This total includes 3,500 shares of Common Stock that Mr. Johnson has the right to purchase under stock options and stock appreciation rights that are presently exercisable or are exercisable within 60 days of April 2, 2014.

(8)	This total includes 3,000 shares of Common Stock that Mr. Hutson has the right to purchase under stock appreciation rights that are presently exercisable or exercisable within 60 days of April 2, 2014.

(9)	This total includes 4,500 shares of Common Stock that Mr. Francis has the right to purchase under stock options and stock appreciation rights that are presently exercisable or are exercisable within 60 days of April 2, 2014.

(10)	This total includes 2,000 shares of Common Stock that Mr. Speed has the right to purchase under stock appreciation rights that are presently exercisable or exercisable within 60 days of April 2, 2014.

(11)	For purposes of calculating this total, the 95,000 shares of Common Stock owned jointly by James A. Fine, Jr. and W. Morris Fine are only counted once. This total includes 18,500 shares of Common Stock that all directors, nominees for director and executive officers as a group have the right to purchase under stock options and stock appreciation rights that are presently exercisable or are exercisable within 60 days of April 2, 2014.

PROPOSALS REQUIRING YOUR VOTE

Proposal 1 - Election of Directors

     The Company’s Board of Directors is composed of 9 members divided into three classes with staggered terms of three years for each class. Based on the recommendations of the Nominating Committee, the Board of Directors has nominated W. Morris Fine, Richard M. Hutson II and R. Horace Johnson for election to serve for a three-year period or until their respective successors have been elected and qualified.

     The nominees will be elected if they receive a plurality of the votes cast for their election. Broker non-votes and abstentions will be counted for purposes of establishing a quorum, but will not be counted in the election of directors and therefore will not affect the election results if a quorum is present. It is the intention of the persons named as proxies in the accompanying proxy card to vote all shares represented by proxy for the three nominees listed below, unless the authority to vote is withheld. If any of the nominees should withdraw or otherwise become unavailable for reasons not presently known, the shares represented by proxy will be voted for three nominees including such substitutions as shall be designated by the Board of Directors. The shares represented by proxy in no event will be voted for more than three persons.

     The Board unanimously recommends that you vote “FOR” the election of the directors nominated to serve until the Annual Meeting of Shareholders in 2017.

     The following provides information about each director nominee and continuing director, including information about each nominee’s and director’s business background and other experience, qualifications, attributes or skills that lead to the conclusion that the nominee or director should serve on the board of directors.

Information Regarding Nominees for Election as Directors

		Served as	Term
		Director	to
Name	Age	Since	Expire
W. Morris Fine	47	1999	2017
Richard M. Hutson II	73	2008	2017
R. Horace Johnson	69	2005	2017

     W. Morris Fine is Executive Vice President and Secretary of the Company, President and Chief Operating Officer of Investors Title Insurance Company and National Investors Title Insurance Company, President and Chairman of the Board of Investors Title Management Services, Inc., Vice President of Investors Title Exchange Corporation and Investors Title Accommodation Corporation, and Chief Financial Officer and Treasurer of Investors Trust Company and Investors Capital Management Company. Investors Title Insurance Company, National Investors Title Insurance Company, Investors Title Management Services, Inc., Investors Title Exchange Corporation, Investors Title Accommodation Corporation, Investors Capital Management Company and Investors Trust Company are all wholly owned subsidiaries of the Company. Mr. Fine is the son of J. Allen Fine, Chief Executive Officer and Chairman of the Board of the Company, and brother of James A. Fine, Jr., President, Chief Financial Officer and Treasurer of the Company. During the past five years, Mr. Fine has served on the boards of directors of Investors Title Company, Investors Title Insurance Company, National Investors Title Insurance Company, Investors Title Exchange Corporation, Investors Title Accommodation Corporation, Investors Title Management Services, Investors Trust Company and Investors Capital Management Company. Mr. Fine has extensive title insurance industry, operations and marketing experience in addition to a background in public accounting and executive level management and strategic planning experience.

     Richard M. Hutson II is a practicing attorney and, since 2006, has been the principal of Hutson Law Office, P.A., the successor firm to Hutson, Hughes and Powell. P.A. in Durham, North Carolina. Mr. Hutson has been engaged in the practice of law since 1965 and served as a principal of Hutson, Hughes and Powell P.A. from 1993 to 2006. Additionally, he has served in leadership roles of local and national professional and civic organizations. Mr. Hutson is a past Chairman of the Durham Chamber of Commerce, and during the past five years, has served on the Board of Directors of Investors Title Company and on the Board of Directors of LC Industries, a non-profit organization and the largest employer of visually handicapped persons in the United States, where he is presently Chairman of the Board. Mr. Hutson has assisted the Company in various matters beginning with its formation in 1972 and has extensive experience in corporate and business law as well as corporate restructuring and governance matters.

     R. Horace Johnson retired in 2004 as managing partner of the Raleigh, North Carolina office of Ernst and Young, a public accounting firm, where he had been employed since 1967. During this period, Mr. Johnson served in many firm leadership roles including serving as the managing partner for the North Carolina practice for three years, as a member of the operating committee of the Carolinas practice for five years, and as managing partner of the Raleigh office for 17 years until his retirement. During the past five years, Mr. Johnson has served on the Boards of Directors of Investors Title Company, TrustAtlantic Financial Corporation, a corporation formed to serve as a bank holding company, and on the Board of Directors of Wilmington Pharmaceuticals, LLC, a pharmaceutical development company. He also serves on the Board of the following non-profit corporations: The Council for Entrepreneurial Development, Coral Bay Club and Sphinx Club. Mr. Johnson also serves as a Member/Manager of Lucky 6, LLC, a private equity investment company. Mr. Johnson has extensive experience in public accounting, management and strategic planning.

Information Regarding Directors Continuing in Office

		Served as	Term
		Director	to
Name	Age	Since	Expire
James A. Fine, Jr.	52	1997	2015
H. Joe King, Jr.	81	1983	2015
James R. Morton	76	1985	2015
J. Allen Fine	79	1973	2016
David L. Francis	81	1982	2016
James H. Speed, Jr.	60	2010	2016

     James A. Fine, Jr. is President, Chief Financial Officer and Treasurer of the Company, Executive Vice President, Chief Financial Officer and Treasurer of Investors Title Insurance Company, Executive Vice President and Chief Financial Officer of National Investors Title Insurance Company, Executive Vice President of Investors Title Management Services, Inc., President of Investors Title Exchange Corporation and Investors Title Accommodation Corporation, and Chief Executive Officer of Investors Trust Company and Investors Capital Management Company. Investors Title Insurance Company, National Investors Title Insurance Company, Investors Title Management Services, Inc., Investors Title Exchange Corporation, Investors Title Accommodation Corporation, Investors Capital Management Company and Investors Trust Company are all wholly owned subsidiaries of the Company. Mr. Fine is the son of J. Allen Fine, Chief Executive Officer and Chairman of the Board of the Company, and brother of W. Morris Fine, Executive Vice President and Secretary of the Company. During the past five years, Mr. Fine has served on the board of directors of Investors Title Company, Investors Title Insurance Company, National Investors Title Insurance Company, Investors Title Exchange Corporation, Investors Title Accommodation Corporation (Chairman), Investors Title Management Services, Investors Trust Company and Investors Capital Management Company. Mr. Fine has extensive title insurance industry, operations and marketing experience in addition to a background in investment strategy and executive level management and strategic planning experience.

     H. Joe King, Jr. retired as President and Chairman of the Board of Home Federal Savings & Loan Association in Charlotte, North Carolina and its parent company, HFNC Financial Corporation, in 1998, where he had been employed since 1962. During the past five years, Mr. King has served on the board of directors of Investors Title Company and on the board of trustees of Wingate University. Mr. King has extensive experience in banking, finance and mortgage lending.

     James R. Morton was President of J. R. Morton Associates from 1968 until he retired in 1988. He is currently President of TransCarolina Corporation, a real estate investment company. He has been employed by TransCarolina since 1995. During the past five years, Mr. Morton has served on the board of directors of Investors Title Company and TransCarolina Corporation. Mr. Morton has extensive experience in strategic planning, business administration and investments.

     J. Allen Fine was the principal organizer of Investors Title Insurance Company and has been Chairman of the Board of the Company, Investors Title Insurance Company, and National Investors Title Insurance Company since their incorporation. Mr. Fine served as President of Investors Title Insurance Company until February 1997, when he was named Chief Executive Officer. Additionally, Mr. Fine serves as Chief Executive Officer of the Company and National Investors Title Insurance Company, and Chairman of the Board of Investors Title Exchange Corporation, Investors Capital Management Company and Investors Trust Company. Investors Title Insurance Company, National Investors Title Insurance Company, Investors Title Exchange Corporation, Investors Capital Management Company and Investors Trust Company are all wholly owned subsidiaries of the Company. Mr. Fine is the father of James A. Fine, Jr., President, Chief Financial Officer and Treasurer of the Company, and W. Morris Fine, Executive Vice President and Secretary of the Company. During the past five years, Mr. Fine has served on the boards of directors of Investors Title Company, Investors Title Insurance Company, National Investors Title Insurance Company, Investors Title Exchange Corporation, Investors Title Accommodation Corporation, Investors Capital Management Company, and Investors Trust Company. Mr. Fine is the founder of the Company and has extensive title insurance industry, operations and marketing experience as well as a strong executive background in real estate, strategic planning and business administration.

     David L. Francis retired in 1997 as the President of Marsh Mortgage Company, a mortgage banking firm, and Marsh Associates, Inc., a property management company, where he had been employed since 1963. During the past five years, Mr. Francis has served on the boards of directors of Investors Title Company and First Landmark, a Charlotte real estate and property management firm, and on the Board of Trustees of High Point University. Mr. Francis has extensive experience in mortgage lending, real estate and property management.

     James H. Speed, Jr. is President and Chief Executive Officer of North Carolina Mutual Life Insurance Company (“NC Mutual”), the oldest and largest insurance company in America with roots in the African-American community. Mr. Speed joined NC Mutual as Senior Vice President and Chief Financial Officer in 2002 and was named President-Elect in 2003. During the past five years, Mr. Speed has served on the Board of Directors of North Carolina Mutual Life Insurance Company, M&F Bancorp, Inc., Mechanics & Farmers Bank, the Federal Reserve Bank of Richmond – Charlotte Branch, Hillman Capital Management Investment Trust, New Providence Investment Trust, Nottingham Investment Trust II, Starboard Investment Trust, Tilson Investment Trust, Centaur Mutual Funds, WST Investment Trust, Brown Capital Management Funds, AAA Carolinas, North Carolina Central University School of Business, UNC Healthcare Systems, Communities in Schools of North Carolina and Central Children’s Home of North Carolina. He has a strong executive background and extensive experience in finance, public accounting and insurance.

Proposal 2 – Ratification of Appointment of Independent Registered Public Accounting Firm

     The Audit Committee selected Dixon Hughes Goodman LLP as our independent registered public accounting firm for the fiscal year ended December 31, 2014. Dixon Hughes Goodman LLP served as our independent registered public accounting firm for the fiscal year ended December 31, 2013, and its representatives are expected to attend the 2014 Annual Meeting of Shareholders and to be available to respond to appropriate questions. They will have the opportunity to make a statement if they wish to do so.

     We are presenting this selection to our shareholders for ratification at the annual meeting. If the shareholders fail to ratify the selection, the Audit Committee will reconsider its selection of Dixon Hughes Goodman LLP.

Vote Required

     Approval of the ratification of the appointment of the independent registered public accounting firm will require the affirmative vote of a majority of the votes cast on the proposal. Abstentions and broker non-votes will not be counted as votes cast for the purpose of ratifying the selection of Dixon Hughes Goodman LLP.

     The Board unanimously recommends that you vote “FOR” the proposal to ratify the appointment of Dixon Hughes Goodman LLP as the Company’s independent registered public accounting firm for 2014.

Audit and Non-Audit Fees

     Aggregate fees for professional services rendered by our independent registered public accounting firm, Dixon Hughes Goodman LLP, for the years ended December 31, 2013 and 2012 are set forth below:

	2013	2012
Audit Fees (1)	$277,000	$275,000
Audit-Related Fees (2)	17,000	0
Tax Fees (3)	64,485	53,100
All Other Fees	0	0
Total Fees	$358,485	$328,100

(1)	In 2013 and 2012, audit fees consisted of the audit of the financial statements, reviews of the quarterly financial statements, services rendered in connection with statutory and regulatory filings and services related to internal control over financial reporting.

(2)	Audit-related fees consisted of fees related to compliance with regulatory and statutory filings.

(3)	Tax fees consisted primarily of tax compliance services.

Audit and Non-Audit Services Pre-Approval Policy

     The Audit Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy for pre-approving all audit and permissible non-audit services provided by the independent registered public accounting firm.

     Each year, the Audit Committee pre-approves independent registered public accounting firm services and associated fee ranges within the categories of Audit Services, Audit-Related Services, Tax Services and Other Services.

     Throughout the year, circumstances may arise that require the engagement of the independent registered public accounting firm for additional services that were not contemplated by the existing pre-approval categories. In that case, the Audit and Non-Audit Services Pre-Approval Policy requires specific approval by the Audit Committee of such services before engaging the independent registered public accounting firm. To ensure the prompt handling of such matters, the Audit Committee has granted pre-approval authority to its Chair. The Chair reports any pre-approval decisions made at the next Audit Committee meeting.

     During 2013 and 2012, none of the services provided to the Company by the independent registered public accounting firm under the categories Audit-Related Services, Tax Services and Other Services described above were approved by the Audit Committee after such services were rendered pursuant to the de minimis exception established under SEC regulations.

AUDIT COMMITTEE REPORT

     The Audit Committee is directly responsible for overseeing the accounting and financial reporting processes of the Company and appointing, retaining, compensating and overseeing the work of the independent registered public accounting firm. Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The independent registered public accounting firm is responsible for auditing those financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America.

     The independent registered public accounting firm provided the Audit Committee with the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence. The Audit Committee discussed with the independent registered public accounting firm any relationships that may have an impact on its objectivity and independence. Finally, the Audit Committee considered whether the independent registered public accounting firm’s performance of services, other than audit services, is compatible with maintaining the independence of the independent registered public accounting firm.

     The Audit Committee discussed and reviewed with management and the independent registered public accounting firm the audited financial statements as of and for the year ended December 31, 2013. The Audit Committee discussed with the independent registered public accounting firm those matters required to be discussed by Auditing Standard No. 16, “Communication with Audit Committees”, as adopted by the Public Company Accounting Oversight Board (United States). The Audit Committee reviewed with the independent registered public accounting firm its audit plans, audit scope and identification of audit risks.

     Based on the reviews and discussion referenced above, the Audit Committee recommended to the Board of Directors that the audited financial statements of the Company be included in its Annual Report on Form 10-K for the year ended December 31, 2013, for filing with the Securities and Exchange Commission.

     Submitted by the Audit Committee of the Board of Directors:

          H. Joe King, Jr., Chairman
          David L. Francis
          R. Horace Johnson

COMPENSATION COMMITTEE REPORT

     The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2013.

     Submitted by the Compensation Committee of the Board of Directors.

          Richard M. Hutson II, Chairman
          James R. Morton
          James H. Speed, Jr.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

     The Committee is responsible for setting the compensation of the named executive officers listed in the Summary Compensation Table. The ensuing discussion and analysis of the material elements of the Company’s executive compensation program focuses on the following:

  the philosophy and objectives of the compensation program, including the results and behaviors the program is designed to reward;

  the process used to determine executive compensation;

  the role of shareholder say-on-pay votes;

  each element of compensation (see “Elements of Executive Compensation” section below);

  the reasons why the Committee chooses to pay each element;

  how the Committee determines the amount of each element; and

  how each element and the Committee’s decisions regarding that element fit into the Committee’s stated objectives and affect the Committee’s decisions regarding other elements.

Philosophy and Objectives of the Executive Compensation Program

     The Committee believes that the ultimate objective of an effective executive compensation program is to reward the accretion of stockholder value over the long term. In keeping with this philosophy, the Committee has designed the Company’s executive compensation program to reward the achievement of the Company’s objectives, and to align the interests of executives with those of stockholders.

     Retention of talented executives with the skills, experience, and vision to lead the Company is integral to the Company’s success. However, given the Company’s history as a family-managed company, the Committee’s philosophy tends to focus on fairness, executive performance, and long-term commitment.

     To support the over-arching objective of the accretion of stockholder value, a significant focus of the executive compensation program is to reward the attainment of short-term and long-term Company objectives, and to provide the proper motivation for the executive officers to strive to achieve those objectives. The Committee believes that to align the interests of executives and stockholders, the executive compensation package must include both cash and equity compensation.

     While the Committee does review stock performance in making its compensation decisions, it places relatively low emphasis on short-term stock performance as a measurement of Company and executive performance. The Committee feels this is appropriate since short-term movements in stock price are subject to factors unrelated to performance and beyond the control of executive officers, including factors affecting the securities markets generally. The Company’s management strives to build stockholder value by meeting customer needs, building cash flow and return on assets, promoting operational excellence and strategic innovation, and improving the Company’s financial performance, including improvements in revenues, net income, and other financial performance metrics. The pursuit of such short-term and long-term objectives is not always consistent with producing short-term stock price increases, but the Committee believes that taking a broader view will demand performance that is more likely to maximize return to the stockholders over time. The Committee believes that there are many ways in which its executive officers and other executives contribute to building a successful company. While the Company’s financial statements and stock price should eventually reflect the results of those efforts, many long-term strategic decisions made in pursuing the growth and development of the Company may have little visible impact on stock price in the short term.

     Finally, the Committee’s philosophy considers the cyclical nature of the Company’s business, which is strongly influenced by factors external to the Company, such as prevailing mortgage interest rates, wage growth and employment rates, and overall economic activity in the markets the Company serves. Because these factors are beyond the control of the executive officers, the Committee does not attempt to soley link annual operating results with annual compensation. Instead, the Committee focuses on the accretion of stockholder value over time, among other measures, in evaluating the performance of the executive officers and in designing the executive compensation program.

     In summary, the Company’s executive compensation program is designed to support five objectives:

  aligning executives’ interests with those of stockholders;

  promoting and rewarding the fulfillment of annual and long-term objectives;

  promoting and rewarding long-term commitment;

  maintaining internal compensation equity; and

  competing for talent in order to retain executives with the skills and attributes the Company needs.

Determining Executive Compensation

     The Committee makes all compensation decisions for the named executive officers and approves recommendations regarding equity awards for all of the Company’s elected officers. Decisions regarding non-equity compensation of all other officers and employees are made by the Company’s named executive officers.

     The Chief Executive Officer annually reviews the performance of each of the other named executive officers in connection with the Company’s attainment of its objectives. Based on those reviews, the Chief Executive Officer makes recommendations with respect to compensation to the Committee. The Committee then can exercise its discretion in modifying any recommended adjustments or awards to the other named executive officers based upon its evaluation of their performance as well as other aspects of the Committee’s compensation philosophy.

     The Committee’s review of the Chief Executive Officer’s compensation is subject to separate procedures. The Committee evaluates the Chief Executive Officer’s performance, reviews the Committee’s evaluation with him, and based on that evaluation and review, determines the amount of salary adjustment and incentive award. Consistent with the requirements of the listing standards of The NASDAQ Stock Market LLC, the Chief Executive Officer is excused from meetings of the Committee during voting deliberations regarding his compensation.

     In making compensation decisions, the Committee is guided by its executive compensation philosophy, its own judgment, and other sources of information that it considers relevant. In addition, the Committee annually reviews tally sheets showing each executive officer’s compensation history with respect to each element of compensation for a period of five years. The Committee does not currently retain or use an executive compensation consultant for determining or recommending the amount or terms of executive compensation.

     Based upon the cyclical nature of the Company’s business, the Committee believes that compensation of the executive officers cannot be based upon fixed formulas and that the prudent use of discretion in determining compensation will generally be in the best interests of the Company and its stockholders. Accordingly, in the exercise of its discretion, the Committee approves and determines compensation, and may approve changes in compensation that it considers to be appropriate to award performance or otherwise to provide incentives toward fulfilling the philosophy and objectives of our executive compensation program.

Role of Shareholder Say-on-Pay Votes

     We provide our shareholders with the opportunity to cast an advisory vote on executive compensation (a “say-on-pay proposal”) every three years. At the Company’s annual meeting of stockholders held in May 2013, approximately 97% of the votes cast on the say-on-pay proposal at the meeting were voted in favor of the proposal. The Committee believes this vote affirms the stockholders’ support of the Company’s approach to executive compensation and did not make specific changes to our executive compensation program in response to the vote. The Committee will also continue to consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for the named executive officers.

Elements of Executive Compensation

     The principal components of our executive compensation program for the named executive officers are:

  base salaries;

  annual incentive bonuses;

  long-term equity incentive awards;

  a nonqualified supplemental retirement benefit plan;

  a nonqualified deferred compensation plan;

  benefits under employment agreements;

  potential payments and benefits upon change of control; and

  benefits and perquisites.

     Base Salaries. Base salaries represent a usual and expected component of executive compensation, and are paid to provide executives with a fixed level of compensation. In setting base salaries for the executive officers, the Committee considered the following factors:

  the responsibilities and critical leadership role of the executives;

  the experience and individual performance of the executives, and their contribution to the Company’s strategic initiatives;

  the Company’s financial performance, judged in light of external market factors;

  the Company’s stock price performance, in absolute terms and relative to its peers and the market as a whole;

  the Committee’s evaluation of market demand for executives with similar capability and experience;

  the Committee’s desire to strike an appropriate balance between the fixed elements of compensation and the variable performance-based elements; and

  obligations under employment agreements.

     Salary levels are typically considered annually as part of the Company’s performance review process, or upon a promotion or other change in job responsibility. For 2013, each of the named executive officers received an increase in base salary, reflected as a percentage of 2012 base salary, as follows: J. Allen Fine – 3.12%; James A. Fine, Jr. – 3.52%; W. Morris Fine – 3.52%. These increases were provided primarily as cost of living increases.

     Annual Incentive Bonuses. Discretionary annual incentive bonuses are provided to reward performance and motivate the executives to achieve the Company’s short-term and long-term objectives. In determining annual incentive bonus amounts, the Committee seeks to link a substantial portion of each individual’s total annual compensation to the attainment of these objectives. In determining annual incentive bonus amounts, the Committee considers each executive’s level of responsibility and degree of influence on the Company’s objectives, as well as the Committee’s desire to strike an appropriate balance between the fixed elements of compensation and the variable performance-based elements. By design, at-risk pay for the named executive officers is generally a significant component of the total compensation package, between 55% and 70% of potential total cash compensation.

     Grants of incentive bonuses are based primarily upon the attainment of the Company’s short-term and long-term objectives. The incentive bonus compensation for any given year is not tied to target amounts by a specific fixed formula. In determining the incentive bonus amounts, the Committee reviews the Company’s progress toward meeting its objectives, and each executive officer’s contribution toward that progress, in the context of award amounts from prior years, as well as the Committee’s judgment and use of discretion.

     For 2013, annual incentive payments increased $250,000 for J. Allen Fine, James A. Fine, Jr. and W. Morris Fine over the amounts paid in 2012, reflecting the Committee’s recognition of performance of the executive officers and their contribution toward the Company attaining record revenues, net income and earnings per share in 2013, along with a return on equity of 12.12%, profit margin of 11.65% and operating margin of 17.06%.

     Long-Term Equity Incentive Awards. The Committee periodically considers awarding equity-based incentives to the named executive officers, as well as other officers and employees, in order to closely link the interests of the program participants with those of stockholders, reward short-term performance, and encourage long-term commitment. By delivering value only when the value of the Company’s stock increases, equity-based incentives motivate executives to focus on managing the Company from the perspective of an owner with an equity stake in the Company. In the Committee’s opinion, past equity-based incentive awards were successful in focusing senior management on building profitability and shareholder value.

     The Committee does not follow the practice of making annual or other periodic awards to individuals who are determined to be eligible to participate in the Plan. However, the Committee does regularly evaluate the stock ownership of key employees and, when it deems it appropriate, makes awards in accordance with the philosophy outlined above.

     Typically, eligible employees are those who are in a position to significantly influence the achievement of the Company’s objectives. Awards granted to an individual are based upon a number of factors, including the Company’s performance, the individual’s performance, and the recipient's position, salary, and performance. In addition, the Committee considers the degree of each potential recipient’s ability to influence the attainment of the

Company’s goals and encourages individuals who receive these awards will retain a substantial portion of the shares awarded to them to foster a mutuality of interests with our stockholders.

     All stock appreciation rights are made under the Investors Title Company 2009 Stock Appreciation Right Plan, which stockholders approved on May 20, 2009. Stock appreciation rights generally become exercisable at any time on or after the first anniversary date of the grant date and no more than 50,000 options may be granted to one individual under each Plan. No new stock appreciation rights were made to the executive officers in 2013. Under the 2009 plan, 241,000 additional units are available for issuance, and they may be issued through March 2, 2019.

     Non-Qualified Supplemental Retirement Benefit Plan. The Committee maintains a Non-Qualified Supplemental Retirement Benefit Plan of the Company’s wholly owned subsidiary, Investors Title Insurance Company (“ITIC”). This plan is an unfunded defined contribution plan designed to provide additional retirement benefits on a tax-deferred basis for select management or highly compensated employees. The Company did not make any contributions to the plan in 2013. Each participant’s account balance was zero at December 31, 2013.

     Non-Qualified Deferred Compensation Plan. The Committee maintains a Non-Qualified Deferred Compensation Plan of ITIC. This plan is an unfunded defined contribution plan designed to provide additional retirement benefits on a tax deferred basis for select management or highly compensated employees. The Deferred Compensation Plan permits each participant to elect annually to defer any portion of his cash compensation. The Company did not make any contributions to the plan in 2013 and each participant’s account balance was zero at December 31, 2013.

     Benefits Under Employment Agreements. ITIC has entered into employment agreements with the executive officers under which they are entitled to certain compensation and benefits, including severance benefits. These agreements are intended to provide employment security by specifying minimum base salaries and benefits. Additionally, under these agreements, the executive officers agree to certain non-competition and non-solicitation covenants. For additional information regarding these employment agreements see “– Summary Compensation Table – Employment Agreements” below. For detailed information regarding severance benefits see “– Potential Payments Upon Termination or Change of Control” below.

     Potential Payments and Benefits Upon Change of Control. Under the employment agreements with the executive officers they are entitled to certain severance payments if they terminate employment because of a change of control, as well as a salary increase of 100% if a change in control does not result in termination of employment.

     The arrangements were established because:

  it is in the best interest of the Company and its stockholders to assure that the Company will have the continued dedication of the Company’s executive officers notwithstanding the possibility, threat, or occurrence of a change in control; and
  it is imperative to diminish the inevitable distraction to such executive officers by virtue of the personal uncertainties and risks created by a pending of threatened change in control.

     For detailed information regarding severance benefits payable in connection with a termination because of a change in control see “- Potential Payments Upon Termination or Change in Control” below.

     Benefits and Perquisites. The Company provides all eligible employees, including the named executive officers, with a benefit program that the Committee believes is reasonable, competitive, and consistent with the overall objectives of the compensation program.

     The executive officers are eligible to participate in the Company’s group insurance program, which during 2013 included group health, dental, vision, life insurance, as well as short and long term disability insurance. Other benefits offered during 2013 included flexible spending accounts and a pretax premium plan, paid sick leave, paid holidays, and paid vacations.

     Under the Company’s 401(k) plan, the Company makes contributions amounting to three percent of compensation for each eligible employee. The Company may make additional contributions under the profit share provisions of the plan. For the 2013 plan year, the Company contributed an additional 1% of compensation for eligible employees under the profit share provisions of the plan.

     The Company provides Company-owned vehicles to certain officers and employees who hold positions requiring frequent travel. The Company does not prohibit the personal use of Company-owned vehicles, but the value of any personal use is treated as taxable compensation. Each of the executive officers is assigned a Company-owned vehicle, and may use the vehicle for personal use according to the Company’s policy covering all Company-owned vehicles.

     James A. Fine, Jr. and W. Morris Fine are also parties to Death Benefit Plan Agreements, which provide that, in the event of death, certain amounts payable under their respective employment agreements will be paid in a lump sum within 60 days of death to their respective beneficiaries. Under each agreement, the respective beneficiary would also be paid a lump sum amount equal to $2,000,000 subject to adjustments as described under “- Potential Payments Upon Termination or change of Control – James A. Fine Jr. and W. Morris Fine” below. The agreements are provided to minimize the distraction to the executive officers of personal risks and uncertainties.

     As a matter of policy, the Committee does not award personal benefits or perquisites that are unrelated to the Company’s business.

     The Committee reviews and approves annually all benefits and perquisites paid to our executive officers.

Tax and Accounting Implications

     Deductibility of Executive Compensation. As part of its role, the Committee reviews and considers the tax deductibility of executive compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended, which provides that a public company is generally not entitled to deduct for Federal income tax purposes non-performance-based compensation paid to any of its executive officers in excess of $1.0 million. Special rules apply for "performance-based" compensation, including the pre-approval of performance goals applicable to that compensation.

     All compensation paid to the named executive officers in 2013 was believed to be fully deductible for the purposes of Section 162(m). However, to maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Committee has not adopted a policy that all compensation must be deductible for Federal income tax purposes.

     Accounting for Stock-Based Compensation. the Company accounts for stock-based payments in accordance with the requirements of FASB Accounting Standards Codification (ASC) Topic 718, Stock Compensation (formerly, FASB Statement 123R).

Summary Compensation Table

     The table below summarizes the total compensation for each of the named executive officers for each of the fiscal years ended December 31, 2013, December 31, 2012, and December 31, 2011.

				All Other
		Salary	Bonus	Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)
J. Allen Fine	2013	328,333	500,000	23,912	852,245
Chief Executive Officer and Chairman	2012	318,167	250,000	24,138	592,305
of the Board	2011	308,060	100,000	22,907	430,967
James A. Fine, Jr.	2013	277,917	575,000	31,526	884,443
President, Chief Financial Officer and	2012	268,500	325,000	29,821	623,321
Treasurer	2011	260,093	180,000	30,862	470,955
W. Morris Fine	2013	277,917	575,000	33,535	886,452
Executive Vice President & Secretary	2012	268,500	325,000	29,410	622,910
	2011	260,093	180,000	28,370	468,463

(1)	Reflects cash bonuses earned in the applicable year.

(2)	Amounts set forth as “All Other Compensation” for 2013 consists of the following:

				Personal
		Supplemental	Life and	Use of
	401(k)	Retirement	Health	Company
	Contributions	Cash Payment	Insurance	Vehicle	Total
Name	($)	($)	($)	($)	($)
J. Allen Fine	10,000	13,221	720	6,003	23,912
James A. Fine, Jr.	10,000	14,245	8,324	4,989	31,526
W. Morris Fine	10,000	14,249	8,324	6,902	33,535

Employment Agreements

     Each of the named executive officers is party to an employment agreement with the Company, which was amended and restated effective as January 1, 2009. Under the employment agreements, each of J. Allen Fine, James A. Fine, Jr., and W. Morris Fine, are entitled to a minimum base salary of $303,360, $255,560, and $255,560, respectively. Under these agreements, Messrs. Fine, Fine, Jr., and Fine participate in the Company’s benefits programs generally provided to other executives, receive 30 days of paid vacation and unlimited sick leave, and are entitled to reimbursement for reasonably incurred out-of-pocket business expenses. Additionally, under these agreements, Messrs. Fine, Fine, Jr., and Fine receive an annual supplemental retirement cash payment equal to the amount that would have been contributed to their 401(k) plan accounts if the contributions to the 401(k) plan were not limited under federal tax laws. The agreements also provide for minimum payments to each executive officer in the event of (i) disability or retirement, (ii) termination by the Company without cause, or (iii) termination by the officer for good reason or due to a change in control. The agreements also prohibit Messrs. Fine, Fine, Jr., and Fine from engaging in certain activities involving competition with the Company for a two year period following termination of employment. Each employment agreement has a five year rolling term beginning January 1, 2009, unless terminated earlier in accordance with it terms.

Grants of Plan-Based Awards in 2013

     There were no grants of plan based awards to the named executive officers in the fiscal year ended December 31, 2013.

Outstanding Equity Awards at 2013 Fiscal Year-End

     There were no outstanding equity awards to the named executive officers as of December 31, 2013.

2013 Option Exercises and Stock Vested

     The following table sets forth certain information regarding option exercises and stock vested during the fiscal year ended December 31, 2013.

	Option Awards		Stock Awards
	Number of Shares	Value	Number of Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
Name	Exercise (#)	Exercise ($)(1)	Vesting (#)	Vesting ($)
J. Allen Fine	15,218	1,088,000	-	-
James A. Fine, Jr.	15,218	1,088,000	-	-
W. Morris Fine	15,218	1,088,000	-	-

(1)	The amounts shown in this column reflect the aggregate dollar amounts realized upon the exercise of stock appreciation rights. The amounts reflect the market price of our common stock on the date of exercise.

Nonqualified Deferred Compensation

     As discussed above, under the heading “– Compensation Discussion and Analysis – Elements of Executive Compensation,” the named executive officers are eligible to participate in a Non-Qualified Supplemental Retirement Benefit Plan and a Non-Qualified Deferred Compensation Plan. The table below shows there was no activity in these plans during 2013.

				Aggregate	Aggregate
	Executive	Employer	Aggregate	Withdrawals/	Balance
	Contributions	Contributions	Earnings	Distributions	at Last
	in Last FY	in Last FY	in Last FY	in Last FY	FYE
Name	($)	($)(1)	($) (2)	($)	($)(3)
J. Allen Fine
(Deferred Compensation Plan)	0	0	0	0	0
J. Allen Fine
(Supplemental Retirement Plan)	0	0	0	0	0
James A. Fine, Jr.
(Deferred Compensation Plan)	0	0	0	0	0
James A. Fine, Jr.
(Supplemental Retirement Plan)	0	0	0	0	0
W. Morris Fine
(Deferred Compensation Plan)	0	0	0	0	0
W. Morris Fine
(Supplemental Retirement Plan)	0	0	0	0	0

Potential Payments Upon Termination or Change of Control

     Under the employment agreements in effect on December 31, 2013, the executive officers are entitled to severance payments and benefits under their employment agreements as described below.

     J. Allen Fine. Under Mr. J. Allen Fine’s employment agreement, if his employment is terminated due to death, disability or retirement (following his 70th birthday), he is entitled to receive the following:

  except in the case of death, a lump sum payment of three times the then current salary, but in no event less than $910,000;

  except in the case of death, a lump sum payment of three times the average of the bonus compensation paid in the three prior years, but in no event less than $1,055,000;

  accrued benefits under the Nonqualified Supplemental Retirement Benefit Plan and Nonqualified Deferred Compensation Plan;

  accelerated vesting in full of all his stock options;

  continued participation in the Company’s health insurance plans by him and his wife at no expense until his death or, if later, his wife’s death; and

  continued participation in the Company’s health insurance plans by his dependent children at no expense until any such children are no longer dependent.

     Under Mr. Fine’s employment agreement, if his employment is terminated by the Company other than for “cause” or by him due to the Company’s materially breaching the agreement (“i.e., good reason”), he is entitled to receive the following:

  a lump sum payment of five times the then current salary, but in no event less than $1,516,800 a lump sum payment of five times the average of the bonus compensation paid in the three prior years, but in no event less than $1,758,335 accrued benefits under the Nonqualified Supplemental Retirement Benefit Plan and Nonqualified Deferred Compensation Plan;

  accelerated vesting in full of all his stock options; and

  continued health insurance coverage as described above.

     Under Mr. Fine’s employment agreement, if he terminates his employment because of a “change in control,” he is entitled to receive the following:

  a lump sum payment equal to 2.99 times his then current base salary but in no event less than $907,046;

  a lump sum payment equal to 2.99 times his average bonus compensation during the preceding three years, but in no event less than $1,051,484;

  accrued benefits under the Nonqualified Supplemental Retirement Benefit Plan and Nonqualified Deferred Compensation Plan;

  accelerated vesting in full of all his stock options; and

  continued health insurance coverage as described above.

     If a change in control does not result in a termination of employment, Mr. Fine is entitled to a base salary increase of 100%.

     If any portion of these payments and benefits, or payments and benefits under any other plan, agreement or arrangement, would constitute an “excess parachute payment” for purposes of the Internal Revenue Code, such payments and benefits payable under the agreement will be reduced until no portion thereof would fail to be deductible by reason of being “an excess parachute payment.”

     Under Mr. Fine’s employment agreement, if his employment is terminated by the Company for “cause,” he is entitled to receive the following:

  an amount equal to that amount he would have received as salary had he remained an employee until the later of the date of his termination and 30 days after notice of termination; and

  accrued benefits under the Nonqualified Supplemental Retirement Benefit Plan and Nonqualified Deferred Compensation Plan.

     Under Mr. Fine’s employment agreement, “cause” is defined as:

  the executive’s conviction of, or plea of guilty or nolo contendere to, any crime involving dishonesty or moral turpitude;

  the commission by executive of a fraud against the Company for which he is convicted;

  gross negligence or willful misconduct by executive with respect to the Company which causes material detriment to the Company;

  the falsification or manipulation of any records of the Company;

  repudiation of the agreement by executive or executive’s abandonment of employment with the Company;

  breach by executive of his confidentiality, non-competition or non-solicitation obligations under the agreement; or

  failure or refusal of executive to perform his duties with the Company or to implement or follow the policies or directions of the Board of Directors within 30 days after a written demand for performance is delivered to executive that specifically identifies the manner in which the Board of Directors believes that executive has not performed his duties or failed to implement or follow the policies or directions of the Board of Directors.

     Under Mr. Fine’s employment agreement, a “change in control” will occur if:

  any person or group acting in concert, other than the executive or his affiliates or immediate family members, is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s outstanding shares entitled to vote for the election of directors;

  the directors serving at the time the agreement was entered into or any successor to any such director (and any additional director) who after such time (i) was nominated or selected by a majority of the directors serving at the time of his or her nomination or selection and (ii) who is not an “affiliate” or “associate” (as defined in Regulation 12B under the Securities Exchange Act of 1934) of any person who is the beneficial owner, directly or indirectly, of securities representing 50% or more of the combined voting power of the Company’s outstanding shares entitled to vote for the election of directors, cease for any reason to constitute at least a majority of the Company’s Board of Directors;

  a sale of more than 50% of the Company’s assets (measured in terms of monetary value) is consummated; or

  any merger, consolidation, or like business combination or reorganization of the Company is consummated that results in the occurrence of any event described above.

     J. Allen Fine is also party to a Death Benefit Plan Agreement with the Company. The Death Benefit Plan Agreement provides that in the event of his death while employed by the Company, a lump sum amount equal to three (3) times the sum of his current base salary, but in no event to be less than $910,000, plus the average of his bonus compensation for the past three (3) years, but in no event to be less than $1,055,000, be paid within 60 days of his death to a beneficiary designated by Mr. Fine.

     James A. Fine, Jr. and W. Morris Fine. The employment agreements of James A. Fine, Jr. and W. Morris Fine are substantially identical to J. Allen Fine’s employment agreement, except that under their agreements the following apply:

  Messrs. Fine, Jr. and Fine are eligible to receive retirement benefits under their agreements after age 50, rather than age 70;

  the minimum lump sum salary payment upon termination for disability or retirement shall be no less than $766,680 for each;

  the minimum lump sum bonus compensation payment upon termination for disability or retirement shall be no less than $1,030,000 for James A. Fine, Jr. and no less than $1,015,000 for W. Morris Fine;

  the minimum lump sum salary payment for termination without cause or by employee for good reason shall be no less than $1,277,800 for each;

  the minimum lump sum bonus compensation payment for termination without cause or by employee for good reason shall be no less than $1,716,665 for James A. Fine, Jr. and no less than $1,691,665 for W. Morris Fine;

  if James A. Fine, Jr. leaves the Company due to a change in control, he will receive a lump sum salary payment in an amount no less than $764,124 and a lump sum bonus payment in an amount no less than $1,026,565;

  if W. Morris Fine leaves the Company due to a change in control, he will receive a lump sum salary payment in an amount no less than $764,124 and a lump sum bonus payment in an amount no less than $1,011,615; and

  following termination of employment by the Company other than for “cause” or by the executive due to a material breach by the Company of the agreement (i.e., “good reason”) or because of a “change in control,” they are entitled to cause the Company to transfer to them any life insurance policies owned by the Company on their lives.

     James A. Fine, Jr. and W. Morris Fine are also each party to a Death Benefit Plan Agreement. Their Death Benefit Plan Agreements provide that in the event of their death while employed by the Company, a lump sum amount equal to three (3) times the sum of their current base salary, but in no event to be less than $766,680 for each Executive, plus the average of each Executive’s bonus compensation for the past three (3) years, but in no event to be less than $1,030,000 for James A. Fine, Jr. and no less than $1,015,000 for W. Morris Fine, be paid within 60 days of their individual death to a beneficiary designated by the Executive. Additionally, under each Executive’s Death Benefit Plan Agreement, each of Messrs. Fine and their designated beneficiaries would also be paid a lump sum amount equal to $2,000,000, reduced by the following amounts:
(a)	three times the then current base salary but in no event to be less than $766,680 for each executive;

(b)	three times the average bonus compensation during the preceding three years but in no event to be less than $1,030,000 for James A. Fine, Jr. and no less than $1,015,000 for W. Morris Fine;

(c)	the cost of continued participation in the Company’s health insurance plans by the executive’s wife until her death; and

(d)	the cost of continued participation in the Company’s health insurance plans by the executive’s dependent children until any such children are no longer dependent.
  increased by the amounts accrued on the Company’s books as of the date of death for the payments described in items (a) through (d) above.

     Conditions to Receipt of Severance Benefits. Under each named executive officer’s employment agreement, the Company’s obligations to provide the executive with the severance benefits described above are contingent on:

  The executive’s compliance with certain covenants with respect to confidential information;

  The executive’s compliance with a two year non-competition covenant; and

  The executive’s compliance with a two year non-solicitation covenant.

Estimated Post-Employment Compensation and Benefits. The following tables set forth the estimated post-employment compensation and benefits that would have been payable to each of the named executive officers under his agreements, assuming that each covered circumstance occurred on December 31, 2013.

     The following table shows the potential payments upon termination or a change of control of the Company for J. Allen Fine, the Company’s Chief Executive Officer:

Executive Benefits and		Termination			Involuntary or	Termination for
Payments Upon	Voluntary	Due to Change		For Cause	Good Reason	Retirement (1)
Termination	Termination	in Control	Death	Termination	Termination	or Disability
Compensation:
Base Salary	-	986,700 (4)	990,000 (5)	27,500 (3)	1,650,000 (6)	990,000 (5)
Bonus	-	1,051,484 (7)	1,055,000 (8)	-	1,758,335 (9)	1,055,000 (8)
Supplemental
Retirement Plan (10)	-	-	-	-	-	-
Supplemental
Retirement Benefit (11)	13,221	13,221	13,221	13,221	13,221	13,221

Benefits and Perquisites:
Health Plan (12)	-	38,799	38,799	-	38,799	38,799
Total – J. Allen Fine	13,221	2,090,204	2,097,020	40,721	3,460,355	2,097,020

     The following table shows the potential payments upon termination or a change of control of the Company for James A. Fine, Jr., the Company’s President and Chief Financial Officer:

		Termination
Executive Benefits and		Due to			Involuntary or	Termination for
Payments Upon	Voluntary	Change in		For Cause	Good Reason	Retirement (2)
Termination	Termination	Control	Death	Termination	Termination	or Disability
Compensation:
Base Salary	-	835,705 (4)	838,500 (5)	23,292 (3)	1,397,500 (6)	838,500 (5)
Bonus	-	1,026,565 (7)	1,030,000 (8)	-	1,716,665 (9)	1,030,000 (8)
Supplemental
Retirement Plan (10)	-	-	-	-	-	-
Supplemental
Retirement Benefit (11)	14,245	14,245	14,245	14,245	14,245	14,245

Benefits and Perquisites:
Health Plan (12)	-	339,039	339,039	-	339,039	339,039
Death Benefit Plan
Agreement (13)	-	-	-	-	-	-
Life Insurance (14)	-	220,446	220,446	-	220,446	220,446
Total - James A. Fine, Jr.	14,245	2,436,000	2,442,230	37,537	3,687,895	2,442,230

     The following table shows the potential payments upon termination or a change of control of the Company for W. Morris Fine, the Company’s Executive Vice President and Secretary:

					Involuntary	Termination
		Termination			or Good	for
Executive Benefits and	Voluntary	Due to Change		For Cause	Reason	Retirement
Payments Upon Termination	Termination	in Control	Death	Termination	Termination	or Disability
Compensation:
Base Salary	-	835,705 (4)	838,500 (5)	23,292 (3)	1,397,500	838,500 (5)
Bonus	-	1,011,615 (7)	1,015,000 (8)	-	1,691,665	1,015,000 (8)
Supplemental Retirement
Plan (10)	-	-	-	-	-	-
Supplemental Retirement
Benefit (11)	14,249	14,249	14,249	14,249	14,249	14,249

Benefits and Perquisites:
Health Plan (12)	-	339,039	339,039	-	339,039	339,039
Death Benefit Plan
Agreement (13)	-	-	-	-	-	-
Life Insurance (14)	-	141,535	141,535	-	141,535	141,535
Total – W. Morris Fine	14,249	2,342,143	2,348,323	37,541	3,583,998	2,348,323

(1)	J. Allen Fine was eligible to retire on May 2, 2004.

(2)	James A. Fine, Jr. was eligible to retire on April 19, 2012.

(3)	Represents 30 days severance.

(4)	Represents lump sum severance payment equal to 2.99 times base salary, but in no event less than $907,046 for J. Allen Fine, $764,124 for James A. Fine, Jr., and $764,124 for W. Morris Fine.

(5)	Represents lump sum severance payment equal to 3 times base salary, but in no event less than $910,000 for J. Allen Fine, $766,680 for James A. Fine, Jr. and $766,680 for W. Morris Fine.

(6)	Represents lump sum severance payment equal to 5 times base salary, but in no event less than $1,516,000 for J. Allen Fine, $1,277,800 for James A. Fine, Jr., and $1,277,800 for W. morris Fine.

(7)	Represents lump sum severance payment equal to 2.99 times average bonus for past three years, but in no event less than $1,051,484 for J. Allen Fine, $1,026,565 for James A. Fine, Jr. and $1,011,615 for W. Morris Fine.

(8)	Represents lump sum severance payment equal to 3 times average bonus for past three years, but in no event less than $1,055,000 for J. Allen Fine, $1,030,000 for James A. Fine, Jr., and $1,015,000 for W. Morris Fine.

(9)	Represents lump sum severance payment equal to 5 times average bonus for past three years, but in no event less than $1,758,335 for J. Allen Fine, $1,716,665 for James A. Fine, Jr., and $1,691,665 for W. Morris Fine.

(10)	Represents accumulated benefit under the Company’s Nonqualified Supplemental Retirement Benefit Plan plus contribution required to ensure minimum of 20 quarters of Company contributions

(11)	Represents the accrued annual supplemental cash retirement benefit under the named executive officers’ employment agreements.

(12)	Reflects estimated cost of providing health insurance plan coverage using assumptions used for financial reporting purposes.

(13)	Represents the estimated lump sum amount that would be payable under the officer’s Death Benefit Plan Agreement.

(14)	Reflects cash surrender value of life insurance policy, transferable at the executive’s request.

Risk Analysis of Compensation Policies and Practices

     We have considered our compensation policies and practices for all employees and concluded that any risks arising from our policies and practices are not reasonably likely to have a material adverse effect on Investors Title Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Board of Directors recognizes that related party transactions present a heightened risk of conflicts of interest, or the perception of conflicts of interest, and has adopted a written policy to be followed in connection with all related party transactions involving the Company. Pursuant to the policy, all related party transactions must be approved by either (1) a majority of the disinterested members of the Audit Committee of the Board of Directors or (2) a majority of independent and disinterested members of the Board of Directors. In either case, a related party transaction may not be approved by a single director. For purposes of the policy, the term “related party transaction” is defined as any transaction that is required to be disclosed in the Company’s proxy statements or other filings with the SEC pursuant to Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934 and any material “conflict of interest” transaction with a director, as that term is defined under the North Carolina Business Corporation Act.

     On March 2, 2009, each of the named executive officers—J. Allen Fine, James A. Fine, Jr. and W. Morris Fine—received a grant of 25,000 stock appreciation rights (“SARs”). On March 1, 2013, the Audit Committee approved repurchases by the Company at market value of up to the number of shares issued upon exercise of the SARs necessary to cover the minimum withholding tax obligations resulting from the exercise of the SARs. The Audit Committee also approved repurchases by the Company at market value of any remaining shares issued upon exercise of the SARs, subject to a specified maximum purchase price per share and re-approval by the Audit Committee upon presentation for repurchase. On May 24, 2013, each of the named executive officers exercised all of their SARs and the Company repurchased the following shares from the named executive officers for $71.49 per share to cover minimum withholding tax obligations: J. Allen Fine--5,735 shares for $409,995; James A. Fine, Jr.--5,888 shares for $420,933; and W. Morris Fine--5,901 shares for $421,862. On November 26, 2013, after re-approval by the Audit Committee, the Company repurchased the remaining shares issued upon exercise of the SARs for $80.01 per share, as follows: J. Allen Fine--9,483 shares for $758,735; James A. Fine, Jr.--9,330 shares for $746,493; and W. Morris Fine--9,317 shares for $745,453.

     There were no other reportable related person transactions for the year 2013.

SHAREHOLDER PROPOSALS FOR 2015 ANNUAL MEETING

     Shareholders who, in accordance with SEC Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed in connection with the 2015 Annual Meeting of Shareholders must submit their proposals so that they are received at the Company’s principal executive offices no later than December 15, 2014. Pursuant to SEC rules, submitting a proposal does not guarantee that it will be included in the proxy materials.

     In accordance with the Company’s Bylaws, in order to be properly brought before the 2015 Annual Meeting of Shareholders, a shareholder’s notice of a matter the shareholder wishes to present (other than a matter brought pursuant to SEC Rule 14a-8), or the person or persons the shareholder wishes to nominate as a director, must be delivered to the Corporate Secretary of the Company at its principal executive offices no earlier than the close of business on January 21, 2015 and no later than the close of business on February 20, 2015. To be in proper form, such shareholder’s notice must include the specified information concerning the proposal or nominee as described in the Company’s Bylaws. The Company or the presiding officer at the annual meeting of shareholders may refuse to accept any such proposal that is not in proper form or submitted in compliance with the procedures specified in the Company’s Bylaws.

BY ORDER OF THE BOARD OF DIRECTORS:

W. Morris Fine Secretary April 14, 2014

Broadridge Corporate Issuer Solutions PO BOX 1342 Brentwood, NY 11717
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	For	Withhold	For All
	All	All	Except
The Board of Directors recommends you vote FOR the following:
	☐	☐	☐
1.	Election of Directors
Nominees

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

01	W. Morris Fine	02	Richard M. Hutson II	03	R. Horace Johnson

The Board of Directors recommends you vote FOR the following proposal:					For	Against	Abstain

2	Proposal to ratify the appointment of Dixon Hughes Goodman LLP as the Company's independent registered public accounting firm for 2014.				☐	☐	☐

NOTE: The proxies are authorized to vote in accordance with their best judgment on such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, and Annual Report to Shareholders is/are available at www.proxyvote.com.

INVESTORS TITLE COMPANY
Annual Meeting of Shareholders
May 21, 2014 11:00 AM
This proxy is solicited by the Board of Directors

The shareholder(s) signing the reverse side hereby appoint(s) J. Allen Fine and W. Morris Fine, or either of them, as proxies, each with the power to appoint a substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Investors Title Company that shareholders are entitled to vote at the Annual Shareholders' Meeting of Investors Title Company to be held at The Siena Hotel located at 1505 East Franklin Street, Chapel Hill, North Carolina on Wednesday, May 21, 2014 at 11:00 AM, EDT, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. The proxy holders are also authorized to vote upon all other matters as may properly come before the meeting, or any adjournment or postponement thereof, utilizing their best judgment as described in the proxy statement.

Continued and to be signed on reverse side